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                                                                     EXHIBIT k.3

                       FUND ACCOUNTING SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into as of this ___ day of February, 2004, by and among BRANTLEY MANAGEMENT COMPANY, a Ohio company ("Brantley") and BRANTLEY MEZZANINE CAPITAL CORP., a Maryland corporation (the "Company").

         WHEREAS, Brantley wishes to provide certain fund accounting and other services to the Company;

         WHEREAS, the Company is a closed-end investment company which has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the "1940 Act"), and is authorized to issue shares of common stock;

         WHEREAS, the Company desires to retain Brantley to provide certain accounting services to the Company as provided hereunder

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       APPOINTMENT OF BRANTLEY AS FUND ACCOUNTANT

         The Company hereby appoints Brantley as fund accountant of the Company on the terms and conditions set forth in this Agreement, and Brantley hereby accepts such appointment and agrees to perform (or provide for performance of) the services and duties set forth in this Agreement.

2.       DELEGATION OF DUTIES


         Brantley may delegate some or all of its duties under this Agreement. Brantley may employ a sub-fund accountant to assist in the performance of its duties under this Agreement. Such use does not relieve Brantley of any duty or liability it would otherwise have under this Agreement. Compensation of any such sub-fund accountant for services provided and expenses incurred under any agreement between Brantley and any such sub-fund accountant permitted under this paragraph is the sole responsibility of Brantley. In the event Brantley shall retain a sub-fund accountant under this paragraph, Brantley shall be responsible for oversight over such sub-fund accountant and will provide such sub-fund with the assistance necessary for such sub-fund accountant to provide accountant the applicable services to Company. The decision to retain or terminate a sub-fund accountant to provide services to the Company pursuant to this paragraph is in the sole discretion of Brantley.


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3.       SERVICES AND DUTIES OF BRANTLEY

         Brantley shall provide the following fund accounting services for the Company, including but not limited to:

         A.       Portfolio Accounting Services:

                  (1) Maintain portfolio records on a trade date+1 (or other appropriate basis as directed by the Company) basis using security trade information communicated from the Adviser or the Company.

                  (2) For each valuation date, obtain prices from a pricing source approved by the Board of Directors of the Company (the "Board of Directors" or the "Directors") and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

                  (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

                  (4) Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

         B.       Expense Accrual and Payment Services:

                  (1) For each valuation date, calculate the expense accrual amounts as directed by the Company as to methodology, rate or dollar amount.

                  (2) Record payments for Company expenses upon receipt of written authorization from Company.

                  (3) Account for Company expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by Brantley and the Company.

                  (4)      Provide expense accrual and payment reporting.

         C.       Company Valuation and Financial Reporting Services:

                  (1) Account for Company dividend reinvestments, repurchases, tenders, issuances, sales, and other Company share activity as reported by the Company's transfer agent on a timely basis.

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                  (2)      Determine net investment income (earnings) for the
                           Company as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                  (3) Maintain a general ledger and other accounts, books, and financial records for the Company in the form as agreed upon.

                  (4) Determine the net asset value of the Company according to the accounting policies and procedures set forth in the Company's prospectus or other operative documents.

                  (5) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Company operations at such time as required by the nature and characteristics of the Company.

                  (6) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

                  (7) Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

         D.       Tax Accounting Services:

                  (1) Maintain accounting records for the investment portfolio of the Company to support the tax reporting required for IRS-defined regulated investment companies.

                  (2) Maintain tax lot detail for the Company's investment portfolio.

                  (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Company.

                  (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the Company's transfer agent to support tax reporting to the shareholders.

         E.       Compliance Control Services:

                  (1) Support reporting to regulatory bodies and support financial statement preparation by making the Company's accounting records available to the Company, Brantley Capital Management, L.L.C. (the "Adviser") the Securities and Exchange Commission (the "SEC"), and the outside auditors.

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                  (2)      Maintain accounting records according to the 1940 Act
                           and regulations provided thereunder.

         F. Brantley will perform the following accounting functions on a daily or otherwise agreed periodic basis:

                  (1) Reconcile cash and investment balances of the Company with the Company's custodian, and provide the Company's investment adviser with the beginning cash balance available for investment purposes.

                  (2) Transmit or mail a copy of the portfolio valuation to the Company's investment adviser.

                  (3) Review the impact of current period's activity on a per share basis, and review changes in market value.

         G.       In addition, Brantley will:

                  (1)      Prepare monthly security transactions listings.

                  (2) Supply various Company and class statistical data as requested by the Company on an ongoing basis.

                  (3) Provide a monthly reconciliation between the Company's cash portfolio as held in Brantley's accounting record and the Company's internal records.

3.       PRICING OF SECURITIES

         For each valuation date, Brantley shall obtain prices from a pricing source approved by the Board of Directors and apply those prices to the portfolio positions of the Company. For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

         If the Adviser or the Company desires to provide a price that varies from the pricing source, the Adviser or the Company shall promptly notify and supply Brantley with the valuation of any such security on each valuation date. All pricing changes made by the Adviser or the Company will be in writing and must specifically identify the securities to be changed by CUSIP (if any), name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

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4.       CHANGES IN ACCOUNTING PROCEDURES

         Any resolution passed by the Board of Directors that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by Brantley.

5.       CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC.

         Brantley reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Company under this Agreement.

6.       COMPENSATION

         Brantley shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time. The Company shall pay all fees and reimbursable expenses within thirty
         (30) calendar days following receipt of the billing notice.

7.       INDEMNIFICATION; LIMITATION OF LIABILITY

         A. Brantley shall exercise reasonable care in the performance of its duties under this Agreement. Brantley shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Brantley's control, except a loss arising out of or relating to Brantley's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Company shall indemnify and hold harmless Brantley from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that Brantley may sustain or incur or that may be asserted against Brantley by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Brantley by any duly authorized officer of the Company, such duly authorized officer to be included a list of authorized officers furnished to Brantley as amended from to time in writing by resolution of the Board of Directors of the Company.

                  Brantley shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action

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                  taken or omitted to be taken by Brantley as a result of
                  Brantley's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                  In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Brantley shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond Brantley's control. Brantley will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Brantley. Brantley agrees that it shall, at all times, have reasonable contingency plans with appropriate parities, making reasonable provisions for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect Brantley's premises and operating capabilities at any time during regular business hours of Brantley, upon reasonable notice to Brantley.

                  Notwithstanding the above, Brantley reserves the right to reprocess and correct administrative errors at its own expense.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The Indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

8.       PROPRIETARY AND CONFIDENTIAL INFORMATION

         Brantley agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where Brantley may be exposed to civil or criminal contempt proceedings for failure to comply, when requested

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         to divulge such information by duly constituted authorities, or when so requested by the Company.

         Further, Brantley will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, Brantley will not share any nonpublic personal information concerning any of the Company's shareholders to any third party (except as necessary to service providers, such as a sub-fund accountant) unless specifically directed by the Company or allowed under one of the exceptions noted under the Act.

9.       TERM OF AGREEMENT; AMENDMENT

         This Agreement shall become effective as of the date first written above and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. This Agreement may be terminated by either party upon giving sixty (60) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties. The representations of Brantley in Section 7 hereunder shall survive the termination of this Agreement.

10.      RECORDS

         Brantley shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Brantley agrees that all such records prepared or maintained by Brantley relating to the services to be performed by Brantley hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request. Brantley agrees to provide the Company any records necessary for the Company to comply with its obligations under the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, Brantley shall cooperate with the Company and assist the Company as is necessary by providing information to enable the appropriate officers of the Company to execute any required certifications, including by providing appropriate back-up certificates to the officers of the Company in the form reasonably requested by the Company.

11.      GOVERNING LAW

         This Agreement shall be construed in accordance with the laws of the State of Ohio, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

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12.      DUTIES IN THE EVENT OF TERMINATION

         In the event that, in connection with termination, a successor to any of Brantley's duties or responsibilities hereunder is designated by the Company by written notice to Brantley, Brantley will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence and other data established or maintained by Brantley under this Agreement in a form reasonably acceptable to the Company, and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Brantley's personnel in the establishment of books, records and other data by such successor.

13.      NO AGENCY RELATIONSHIP

         Nothing herein contained shall be deemed to authorize or empower Brantley to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

14.      DATA NECESSARY TO PERFORM SERVICES

         The Company or its agent shall furnish to Brantley the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If Brantley (or its affiliates) is also acting in another capacity for the Company, nothing herein shall be deemed to relieve Brantley (or its affiliates) of any of its obligations in such capacity.

15.      ASSIGNMENT

         This Agreement may not be assigned by either party without the prior written consent of the other party.

16.      NOTICES

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

         Notice to Brantley shall be sent to:

                  Brantley Management Company
                  3201 Enterprise Parkway, Suite 350
                  Beachwood, Ohio 44122

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         and notice to Company shall be sent to:

                 Brantley Mezzanine Capital Corp.
                 3201 Enterprise Parkway, Suite 350
                 Beachwood, Ohio 44122

17.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BRANTLEY MANAGEMENT COMPANY                    BRANTLEY MEZZANINE CAPITAL CORP.

By: ______________________________             By: ___________________________

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                                    EXHIBIT A

FUND ACCOUNTING SERVICING AGREEMENT ANNUAL FEE SCHEDULE:

                  $50,000 on the first $100 million

                  3 basis points on the next $200 million

                  1.5 basis points on the balance

Extraordinary services - quoted separately

Plus out-of-pocket expenses, including but not limited to:
        Postage, Stationery
        Programming / customization requested by Company
        Retention of records
        Special reports
        Federal and state regulatory filing fees
        Out-of-pocket expenses from participation in client meetings Auditing and out-of-pocket legal expenses

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